UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2019

GENESIS FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Wyoming	333-103331	03-0377717
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

445 Park Avenue, Suite 922

New York, NY 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 829-5613

11920 Southern Highlands Parkway, Suite 200, Las Vegas, Nevada 89141

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into Definitive Material Agreement

On October 21, 2019, Genesis Financial, Inc. (the “Company”) and Beacon Financial Group Pty Ltd., an Australian company (the “Seller”), entered into a Share and Business Sale Agreement (the “Purchase Agreement”), pursuant to which the Company agreed to purchase from the Seller all of the outstanding equity interests in the following Australian entites: (i) The Financial Link Group Pty Ltd, (ii) Interactive Mortgage and Finance Pty Ltd (iii) CCS Operations Pty Ltd. (collectively, the “Beacon Group”) for consideration of $15,500,000 (the “Purchase Price”) comprised of $5 million in cash and $10.5 million in shares of the Company’s common stock par value $0.001 per share (the “Common Stock”), payable as discussed below.

The Beacon Group is a diversified financial services firm operating in Australia as a Registered Investment Advisor and provides financial advice through two divisions under an Australian Financial Services License and an Australian Credit License. The group holds distribution agreements with leading financial institutions and also offers finance and mortgage advice services through agreements with various mortgage brokers and aggregators. The accounting business within the Beacon Group is to assist with identifying the most suitable and competitive finance solutions for clients of the Wealth Management network, primarily for those funding the acquisition of investment properties.

Under the terms of the Purchase Agreement, the Company remitted $100,000 in cash and at Closing (as defined below) the Company is to remit to the Seller an additional $900,000 in cash. The balance of the Purchase Price is payable in specified instalments of cash and Common Stock on June 30 of each of 2020-2022, subject to the Beacon Group recording at least $3 million per fiscal year in based on the existing business resources as of the Closing date. The Beacon Group uses a June 30th fiscal year. In the event that the Beacon Group does not meet the revenue target in full for each fiscal year, then the Purchase Price then payable in respect of such fiscal year is proportionately reduced. The shares of Common Stock are issuable based on the seven (7) day VWAP at the stated time of issuance, but in no event at less than $0.25 per share (subject to adjustment in the event of a capitalization event by the Company – such as a reverse or forward split). The shares of Common Stock issuable in respect of the Purchase Price (the “Consideration Shares”) will be deposited into an escrow account and will be released to the Seller following the remittance by the Company of the last instalment of the Purchase Price when the Unwind Provision (as discussed below) is no longer operative. The Consideration Shares will not be registered under the Securities Act of 1933, as amended (the “Act”), or under the securities laws of any state in the United States, and will be issued in reliance upon an exemption from registration under the Act.

Under the terms of the Purchase Agreement, in the event the Company does not remit the cash component of the Purchase when due, then, subject to a three month grace period, Seller is authorized, upon written notice to the Company within 10 business days of the end of such period, to unwind the transaction (the “Unwind Provision”) whereupon the Company returns the acquired business to the Seller and the Seller returns to the Company the Consideration Shares. Accordingly, until the Purchase Price has been paid in full, the Company will maintain the separate corporate existence of each company in the Beacon Group.

The Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions, including, among others, a covenant that requires the Seller to conduct its business in the ordinary course of business, consistent with past practice and to comply with certain covenants regarding the operations of its business from the date of the execution of the Purchase Agreement until Closing.

The closing of the transactions contemplated under the Purchase Agreement (the “Closing”) is subject to the obtaining by the Beacon Group of all required Australian governmental and regulatory authorities and other customary closing conditions.

The foregoing descriptions of the Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Purchase Agreement attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Share and Business Sale Agreement, dated as of October 21, 2019 between Genesis Financial, Inc. and Beacon Financial Group Pty Ltd..

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS FINANCIAL, INC.

	By:	/s/ Roy Rose
Roy Rose
October 29, 2019		Chief Executive Officer

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